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                                                                    EXHIBIT 10.1








                                   May 1, 1996





Safety 1st, Inc.
210 Boylston Street
Chestnut Hill, MA 02167
Attn: Michael Lerner, President

Dear Mr. Lerner:

         You have requested that the Banks amend the provisions of Section 5.5 and 5.7 of the Loan Agreement dated March 28, 1996, as amended April 19, 1996 (the "Loan Agreement"), among Safety 1st, Inc. and various of its affiliates and Fleet National Bank ("Fleet"), The First National Bank of Boston ("FNBB"), and USTrust to permit Safety 1st, Inc. to enter into a lease of certain computer equipment with Hewlett-Packard Corp. (the "Lease") on the terms and conditions described in Exhibit A annexed. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

         Each of the Banks hereby consents to entry by Safety 1st, Inc. into the Lease and waives the provisions of Section 5.5 of the Agreement prohibiting the incurrence of certain Indebtedness, and Section 5.7 of the Agreement prohibiting the granting of liens or encumbrances on the Borrowers' properties to permit Safety 1st, Inc. to incur the Indebtedness represented by the Lease and to permit the encumbrance by Hewlett-Packard Corp. of the equipment which is the subject of the Lease.

         The waivers and consents granted hereby are limited to the Lease (on the terms and conditions set forth in Exhibit A only) and shall not constitute or be construed as a consent or waiver to any other transaction and shall not be deemed to constitute a course of dealing among the Banks and the Borrowers or any of them. Except as provided herein, the Borrower and Banks ratify and confirm all of the terms and conditions of the Loan Agreement. This letter